AMCAP FUND, INC.

                AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT


                  THIS AGREEMENT, dated and effective as of the 1st day of December, 2003 is made and entered into by and between AMCAP Fund, Inc., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").

                               W I T N E S S E T H

                  A. The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940. The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.

                  B. The Investment Adviser has provided investment advisory services to the Fund since its inception, and is currently providing such services under a written agreement dated July 1, 1993, as renewed.

                  NOW, THEREFORE, in consideration of the promises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

                  1. The Investment Adviser shall determine what securities shall be purchased or sold by the Fund.

                  2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value and offering price per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with suitable office space (which may be in the offices of the Investment Adviser); all necessary small office equipment and utilities; and general purpose accounting forms, supplies, and postage used at the offices of the Fund.

                  3. The Fund shall pay all expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, registrar, stock transfer and dividend disbursing fees and expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, or repurchase of shares of the Fund (including stock certificates, registration and qualification fees and expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to directors; association dues; and costs of stationery and forms prepared exclusively for the Fund.

                  4. The Fund shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, a fee at the annual rate of:


                                                                        Net Assets of
         Annual Fee as Percent of Net Assets of the Fund                   the Fund
         -----------------------------------------------               ----------------

         Not exceeding $1 billion                                               .485%

         In excess of $1 billion but not exceeding $2 billion                   .385%

         In excess of $2 billion but not exceeding $3 billion                   .355%

         In excess of $3 billion but not exceeding $5 billion                   .335%

         In excess of $5 billion but not exceeding $8 billion                   .32%

         In excess of $8 billion     but not exceeding $13 billion              .31%

         In excess of $13 billion but not exceeding $21 billion                 .30%

         In excess of $21 billion                                               .295%



                  Such fee shall be computed and accrued daily based on the number of days per year. The net assets of the Fund shall be determined in the manner set forth in the Articles of Incorporation and prospectus of the Fund. In the event of termination other than at the end of a calendar month, the monthly fee shall be prorated for the portion of the month prior to termination and paid on or before the tenth (10th) day subsequent to termination.

                  5. In addition to paying the costs and expenses provided for above, the Investment Adviser agrees to pay to the Fund annually, immediately after the fiscal year end and in any event prior to publication of its annual report, the amount by which the total expenses of the Fund for any particular fiscal year, except taxes and interest, exceed an amount equal to one percent (1%) of the average of the total net asset value of the Fund for the year. The average of the total net asset value for the year in question shall be the average of the twelve (12) month-end total net asset value computations made for that year pursuant to the provisions of paragraph 4 hereof.

                  6. The expense limitation described in Section 5 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 5 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.

                  7. This agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by vote of a majority (within the meaning of the Investment Company Act of 1940) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. In the event of termination other than at the end of a calendar month, the fee shall


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



be prorated for the portion of the month prior to termination and paid on or before the tenth day subsequent to termination. Unless sooner terminated in accordance with this provision, this agreement shall continue until March 31, 2004. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Directors of the Fund, or by vote of a majority (within the meaning of the Investment Company Act of 1940) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those directors who are not parties to such agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties.

                  8. This agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the Investment Company Act of 1940) by the Investment Adviser this agreement shall automatically be terminated forth with. The term "assignment" shall have the meaning as defined in the Investment Company Act of 1940.

                  9. The Investment Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized.

AMCAP FUND, INC.                  CAPITAL RESEARCH AND
                                  MANAGEMENT COMPANY



By                                     By
      R. Michael Shanahan,             James F. Rothenberg,
     Chairman                          President



By                                     By
      Julie F. Williams,               Michael J. Downer,
     Secretary                         Vice President and Secretary




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